Exhibit 10.12

October 22, 2007

Mr. Daryl Hunt

12005 Old Lexington Pike

Walton, KY 41094

Dear Daryl,

In follow-up to our conversations, we are pleased to offer you the position of Executive Vice President, Financial Services & Support, effective November 13, 2007, reporting to Peter deSilva, President and Chief Operating Officer, UMBFC. You will serve as a member of the Management Committee. We are delighted that you will be joining us.

This letter is to confirm the following details of our offer:

•	A base salary of $240,000 annually.

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Eligibility for participation in the 2008 Short Term Incentive Program (STIP) subject to all terms of the 2008 program as established by the Board Compensation Committee with a target of 30% of base salary, contingent upon achieving Balanced Scorecard objectives for UMBFC.

•

A one time grant of 700 shares of UMB Financial Corporation Long Term Incentive Compensation Plan (LTIP) Service-Based Restricted Stock on date of hire, with 50% vesting on your third anniversary, 25% vesting on your fourth anniversary, and the remaining 25% vesting on your fifth anniversary.

•

Eligibility for participation in the Long Term Incentive Program (LTIP) as established by the Board Compensation Committee, beginning with the 2008 plan year, with a grant target of 50% of base salary.

•

Paid-Time-Off (PTO): Upon hire, you will begin accruing PTO at the rate of 20 days annually. Your accrual for 2007 will be prorated, based upon your hire date. We recognize you already have holiday and vacation plans in place and understand you may need additional PTO days until the end of the year.

•	Eligibility for company sponsored benefit plans on the following effective dates:

Date of hire;

Group Life Insurance

Employee Assistance Plan (EAP)

First of the month following one month of employment;

Medical, Dental, Vision, Tax Savings Plan and 401(k) Plan

First of the month following three months of employment;

Supplemental Life and AD&D Insurance

First of the month following six months of employment;

Short Term and Long Term Disability Plans

First January or July following 12 months of employment;

Profit Sharing

Employee Stock Ownership Plan (ESOP)

Daryl Hunt offer letter; Page 1 of 4

Exhibit 10.12

•	Eligibility for many bank products and services free or on a reduced fee basis

•	In addition to these company sponsored benefits, a variety of additional insurance products are available after three months of employment, though UMB Scout Insurance, Inc.

If any “Change in Control” (as defined on the final page) were to occur during the first eighteen months of your UMB employment, and your employment with UMB (or its successor in interest) were to terminate within such eighteen month period (other than as a result of your resignation or an involuntary termination based on your acts of dishonesty, violations of law, regulations, or any material UMB (or its successor in interest) policy, or your failure to devote substantially all of your time and efforts to carrying out your assigned duties or to perform in a reasonable manner all significant duties for which you are given responsibilities, then you would be entitled to receive as a severance payment, (in lieu of any other severance payment which you might otherwise be extended), upon your execution of UMB’s standard form of release and separation agreement then in use, a cash payment equal to your annual base salary at the time such Change in Control occurred (subject to all required withholding). If the Change in Control were to occur during the second eighteen month period of your UMB employment, then you would be entitled to receive, under the conditions described above, as a severance payment, a cash payment equal to 50% of your annual base salary at the time such Change in Control occurred (subject to all required withholding). Should the entity that takes control of UMB retain your employment yet at a reduced base salary, then you would be entitled to receive as a severance payment the amount equal to the difference between the two salaries payable for remainder of the severance period.

In accepting employment with UMB, you have agreed that during your employment, you will not improperly use or disclose any confidential information or trade secrets or violate any non-competition or other agreement with, any former employer or any other persons to whom you have an obligation of confidentiality or noncompetition. You will not bring onto the premises of UMB any unpublished documents or any property belonging to any former employer or any person to whom you have an obligation of confidentiality, unless consented to in writing by that former employer or person. You will use in the performance of your duties only information that is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by UMB. You represent that you are not subject to any contractual provision restricting your ability to accept or perform your duties as an employee of UMB.

Erica Comerio (816-860-7979), will be contacting you to coordinate the post-offer details for drug screen and background checks. Upon review of this document, please fax the signed agreement to my attention at 816-860-1511 and we will put the next steps into action.

We look forward to having you attend UMB New Associate Orientation on November 19, 2007 at 928 Grand in the Truman Room from 7:45 am – 4:00 pm.

Welcome to UMB.

Sincerely,

Pat Cassady

Senior Vice President, Talent Acquisition

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Exhibit 10.12

This offer is contingent upon successful completion of a pre-employment drug screen, consumer report conducted by Validity Screening Solutions, and a post-employment FBI background check.

As an employer, we are required to request information from all new associates to comply with the Immigration Reform and Control Act of 1986. Therefore, on your first day you will need to provide documentation to verify your identity and work authorization.

No provision of this letter represents an employment contract in whole or in part, for any duration, between you and UMB or any of its subsidiaries, for any duration. You will at all times be an “at will” employee whose employment is not for any definite period of time and can be terminated by UMB or by you at any time and for any reason. No statement, representation, promise or remark, whether in writing or oral, shall be deemed to modify the “at will” relationship unless such modification is reduced to writing and signed by UMB’s Chief Executive Officer.

You, like all other UMB officers, will be subject to the various policies and terms and conditions applicable to UMB officers, or to all UMB employees generally, including UMB’s Code of Ethics and Code of Conduct. Among other things, the Code of Conduct restricts the use of customer data and confidential and proprietary information, the solicitation of UMB customers and prospects after employment with UMB ends, and conflicts of interest. At the commencement of your employment, you will be given a copy of the Code of Ethics and Code of Conduct, and required to acknowledge your agreement to comply with its requirements and provisions.

I have read and accept the terms and conditions of this job offer.

___________________________ Date_______________

Daryl Hunt offer letter; Page 3 of 4

Exhibit 10.12

“Change in Control” means, with respect to UMB Financial Corporation (“UMBF”): (i) the acquisition, directly or indirectly, by merger, consolidation, purchase or otherwise, in any transaction or a series of related transactions, by any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), within any 12-month period, acquires “beneficial ownership” (as those terms are defined for purposes of Section 13(d) of the Securities Exchange Act of 1934 and the Rules and Regulation of the Securities and Exchange Commission promulgated thereunder) of securities representing an aggregate of 50% or more of the combined voting power of UMBF’s then outstanding voting securities (other than such transfers from an individual to one or more lineal descendants of that individual or transfers from an individual to a living trust the beneficiaries of which are lineal descendants of the grantor of that trust, or transfers from such living trust to such beneficiaries, as the case may be); or (ii) consummation by UMBF of (a) a merger, consolidation or other business combination with any other “person” (as defined above) or Affiliate thereof, where the stockholders of UMBF (as applicable) immediately prior to the merger, consolidation or other business combination own, immediately after the merger, consolidation or other business combination, less than a majority of the outstanding voting shares of the surviving or resulting entity, or (b) an agreement for the sale or disposition by UMBF (in one transaction or a series of related transactions) of all or substantially all of its assets to a person that is not controlled by or under common control with UMB or UMBF. Notwithstanding the foregoing provisions of this definition, a “Change in Control” shall in no event be deemed to have occurred with respect to UMBF when any transaction contemplated by this definition is consummated by UMBF with a Person that, immediately prior to the consummation of such transaction and at all times thereafter, directly or indirectly, through one or more intermediaries, is an Affiliate of UMBF. For purposes of this definition, “Affiliate” of UMBF shall mean any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with UMBF (as applicable) , and “Person” shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

Daryl Hunt offer letter; Page 4 of 4